Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco	Brad Burke
Media Relations	Investor Relations
212.984.6535	215.921.7436

REGINALD GILYARD JOINS CBRE GROUP, INC. BOARD OF DIRECTORS

Los Angeles, November 19, 2018 — CBRE Group, Inc. (NYSE:CBRE) today announced that Reginald H. Gilyard has joined the company’s Board of Directors.

Mr. Gilyard is an accomplished business and financial advisor with nearly 30 years of leadership in corporate, academic and military organizations. He is a Senior Advisor with The Boston Consulting Group (BCG) and has developed and implemented strategies for Fortune 500 companies, educational institutions, and foundations. Most recently, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University from 2012 to 2017. Prior to Chapman, Mr. Gilyard was a Partner and Managing Director with BCG, where he led strategy, M&A and business transformation initiatives for large corporations, from 1996 to 2012. He served nine years in the U.S. Air Force and three years in the U.S. Air Force Reserves, rising to Major in the Reserves.

Mr. Gilyard serves on the Board of Directors of First American Financial Corporation (NYSE: FAF) and Realty Income Corporation (NYSE: O).

“Reggie is a great addition to our Board,” said Brandon B. Boze, CBRE’s Board Chair. “We will benefit greatly from the financial acumen, strategic insight and wide-ranging experience he brings to CBRE. We look forward to working with Reggie to advance CBRE’s strategy and create value for all of the company’s stakeholders.”

“CBRE is the clear leader in its sector,” Mr. Gilyard said. “I look forward to working with my new colleagues to help the company build on its market leadership and drive successful outcomes for clients, employees and shareholders.”

Mr. Gilyard holds a B.S. degree from the U.S. Air Force Academy, M.S. from the Air Force Institute of Technology and M.B.A. from Harvard Business School. He is the Board Chair of Pacific Charter School Development, which has built more than 60 schools serving low income families in urban centers across the country.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2017 revenue). The company has more than 80,000 employees (excluding affiliates), and serves real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com.